Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Memorial Production Partners GP LLC:

We consent to the use of our report dated June 10, 2011, with respect to the statements of revenues and direct operating expenses of the natural gas and oil properties acquired from Forest Oil Corporation for the years ended December 31, 2009 and 2008, incorporated herein by reference.

/s/ KPMG LLP

Oklahoma City, Oklahoma

December 14, 2011